Exhibit 10.26

CONVERTIBLE LOAN AGREEMENT

Made and entered into in Ramat Gan on this 17th day of February, 2010

By and Between:	Sindolor Medical Ltd.
Private Company No. 513970756
Of 7 Jabotinsky St., Ramat Gan

(hereinafter: “Sindolor”)

of the first part;

And:	Sela Group.com Ltd.
Public Company No. 520044470
Of 14 Baruch Hirsch St., Bnei Brak
(hereinafter: “Sindolor”)

And:

Of

(hereinafter: the “Lender” and/or together the “Lenders”)

of the second part;

WHEREAS	Sindolor is a private company, engaging in the Drug Delivery field, in the technology for the reduction of pain by means of electronically based cooling (component) of the injection site; and

WHEREAS	Sindolor needs to raise capital in order to continue its activities; and

WHEREAS	Sindolor has requested the Lender, who is a shareholder in Sindolor, to provide it with a loan, convertible into Sindolor shares, in the amount of NIS 1,000,000 (one million NIS) (hereinafter: “the Loan”), in order that it may continue its activities until the raising of outside capital; and

WHEREAS	The Lender has agreed, subject to the provisions of this Agreement, to provide a loan to Sindolor in the sum of NIS 1,000,000 convertible into Sindolor shares; and

WHEREAS	Subject to the aforesaid, the parties wish to enter into this Agreement, which shall set out their agreements regarding the Loan;

NOW, THEREFORE, IT IS DECLARED, STIPULATED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	General

1.1	The preamble to this Agreement, including any Annexes attached hereto, form an integral part hereof.

1.2	The headings of the sections hereof are intended solely for convenience and shall not be used for interpretation of this Agreement.

2.	The Transaction

2.1	Subject to fulfillment of the condition precedent, the Lender shall provide Sindolor with a Loan in the amount of NIS 1,000,000 convertible into Sindolor shares (hereinafter: “Loan Amount”). The Loan Amount shall be transferred to Sindolor in two installments, subject to full compliance of the conditions of this Agreement.

2.1.1	The first installment in the sum of NIS 500,000 shall be transferred to Sindolor on February 3, 2010 (hereinafter: “First Installment”);

2.1.2	The second installment in the sum of NIS 500,000 shall be transferred to Sindolor on May 11, 2010.

2.2	The Loan shall be linked to the Consumer Price Index (where, at the date of repayment of the Loan, the ratio will be calculated between the known index on the date of payment of the Loan and the known index on the date of granting the Loan and the principal balance + interest assessed accordingly) and shall bear annual interest at a rate of 4%.

2.3	The Loan shall be granted to Sindolor by the Lender for a period of one year from the date of making the First Installment, namely, the Loan Amount, linked to the index together with interest according to this Agreement, shall be repaid to the Lender by January 31, 2011.

2.4	In the event that the Loan is not repaid on its due date, then the Loan shall be convertible into Sindolor shares according to Sindolor’s value, for purposes of granting the Loan only, fully diluted, of NIS 4,000,000, before the money.

2.5	In the event that, by the date indicated in Section 2.3 above, Sindolor partially repays the Loan, then the Loan shall be convertible pro-rata into Sindolor shares in accordance with the balance of the Loan that has not been repaid by Sindolor to the Lender (principal + interest) that had accumulated until the date of repayment of the Loan (in other words, if Sindolor repays NIS 500,000 of the Loan Amount on time, then the conversion of Sindolor shares in favor of the Lender shall be calculated according to the following formula: [balance of the unpaid Loan (principal + interest) less NIS 500,000 that has been repaid by Sindolor). For the avoidance of doubt, the conversion of Sindolor shares shall be exercised in any event, even in the case of partial payment of the Loan Amount, according to the Company’s value of NIS 4,000,000.

2.6	Without derogating from and irrespective of the rights of Sindolor’s shareholders by virtue of the Articles of Association of the Company, it is agreed that each of the minority shareholders of Sindolor shall have a right, in addition to their right to join as a party to this Loan Agreement, against the Lender and against Sindolor, that shall remain in effect until the end of the Loan period, as stated in Section 2.3 above.

2.7	According to such right, any of the shareholders may pay Sindolor a sum of up to the rate of their proportionate share of the Loan money (according to their rate of holdings in Sindolor prior to granting the Loan), from the Loan money that Sindolor has not repaid, together with linkage and interest as detailed in this Agreement, against which they shall be entitled to receive in their names the Sindolor shares that shall be converted for such portion that they had repaid, all as detailed in Section 2.8 below.

2.8	Realization of the right stated in Section 2.7 above, is conditioned upon the person who is entitled to exercise the right submitting to Sindolor written notice of his intention to exercise such right, if the conversion of the Loan into shares is realized. The notice is to reach Sindolor by no later than September 15, 2010, otherwise such right shall expire.

2.9	In the event that a written notice is provided as stated in Section 2.8 above, then Sindolor shall update the notice provider in writing regarding the following details:

•	Whether a conversion is taking place and, if so, what the unpaid amount is and the manner of its calculation.

•	The aggregate number of shares that shall be allocated by virtue of the conversion and the manner of its calculation.

•	The monetary consideration that he is to transfer to Sindolor and the manner of its calculation.

•	The number of shares that shall be allocated in his name if he pays the consideration.

•

The account to which he is to deposit the consideration amount within seven days from the date of receiving the notice (but in any event, by no later than ten days from the date of its delivery by registered mail) (hereinafter: “Compensation Date”).

It should be noted that Sindolor shall send its notices as stated in this section according to the address indicated in the Shareholder’s notice to Sindolor.

It is emphasized that if the required consideration amount is not deposited by the Compensation Date – then the right shall be revoked.

2.10	In addition, it is emphasized that any amount transferred by any of the shareholders to Sindolor in accordance with the provisions of Sections 2.6 and 2.7 above, shall be returned to the Lender within four business days from the date of receipt of the funds from the shareholder, together with linkage and interest as provided in this Agreement.

2.11	It is emphasized that, in the event that on the date of repayment of the Loan, Sindolor shall have sufficient monetary means, after deduction of current liabilities, to repay the Loan fully or partially, then the Loan shall be repaid by Sindolor (also in the event that such repayment shall prejudice the ability of Sindolor to implement its business plan). For the avoidance of doubt, if part of the Loan is repaid, then the unpaid portion of the Loan (principal + interest) shall be convertible according to Section 2.5 above.

2.12	The Lender shall have the right to assign the Loan, including all of its rights and duties, to a company under its control.

3.	Conditions precedent

The coming into effect of this Agreement is conditional upon receipt of the approval of the Board of Directors of the Lender.

4.	Taxes

Each party shall bear and pay all of the taxes applicable to it by law with respect to the transaction, subject of this Agreement.

5.	Governing Law and Jurisdiction

5.1	The laws of the State of Israel shall apply to this Agreement and to any matter pertaining and/or related to it and/or deriving therefrom.

5.2	The competent court of Tel Aviv-Jaffa shall have the sole and exclusive jurisdiction to deliberate the Agreement and any matter pertaining and/or related to the Agreement and/or deriving therefrom.

6.	Miscellaneous

6.1	In any case where a party does not exercise any right granted to it according to this Agreement or according to any law, this shall not be deemed as a waiver by it of such right and it shall be entitled to subsequently exercise such right. The breaching party shall not have a claim of delay or waiver.

6.2	The terms of this Agreement fully comprise all of the stipulations and agreements between the parties and they supersede any engagement, agreement, representation and undertaking that preceded the signing of this Agreement, whether made in writing or orally.

6.3	Following signature of this Agreement, drafts and other documents exchanged between the parties prior to signing this Agreement will be deemed as if they had never been made, and will not in any way be used as evidence or support for purposes of interpretation and/or a claim and/or otherwise.

6.4	Any modification, amendment and/or addition shall be of no effect and shall be deemed as if never made, unless made in writing and signed by all of the parties together.

6.5	The parties shall take all of the additional steps including the signing of additional documents required for the implementation and performance of this Agreement according to its letter and its spirit.

6.6	The parties’ addresses for the purpose of this Agreement are as specified in the preamble to this Agreement or any other address in Israel of any of the parties, as notified in writing to all of the other parties.

6.7	Any notice of any of the parties regarding this Agreement shall be sent to the addressee by personal delivery or by registered mail to its address, as aforesaid, and shall be deemed as delivered to the addressee on the date of its delivery by personal delivery, or upon the expiration of 3 days after its mailing by registered mail as aforesaid, or on the first business day after its transmission via facsimile with a proper transmission confirmation, as the case may be.

In witness whereof the parties have hereunto set their hands, today February 17, 2010:

(-)	(-)
Sela	Sindolor

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